CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-236072 on Form N-2 of our report dated February 14, 2020, relating to the financial statements and financial highlights of the TCW Strategic Income Fund, Inc. appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 6, 2020